UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 22, 2014 (October 17, 2014)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan from Comstock Growth Fund to Comstock Holding Companies, Inc.

On October 17, 2014, Comstock Holding Companies, Inc. (the “Company”) entered into a promissory note (the “Promissory Note”) with Comstock Growth Fund, L.C. (“CGF”) whereby CGF made a loan to the Company in the initial principal amount of $10 million and a maximum amount available for borrowing of up to $20 million with a three year term (the “Loan”). The interest rate is a floating rate based on the 30 day LIBOR plus nine and three quarters percent (9.75%) with a ten percent (10%) floor and interest payments will be made monthly in arrears. There is a principal curtailment requirement of ten percent (10%) annually based on the average outstanding balance for the prior year. At the closing, the Company paid an origination fee of one percent (1%) on the amount of the advance.

The capital provided to the Company by the Loan will be used by the Company (i) to capitalize the Company’s current and future development pipeline, (ii) to repay all or a portion of the Company’s prior private placements; (iii) to repay all or a portion of the Company’s project mezzanine loans, and (iv) for general corporate purposes.

Private Placement by Comstock Growth Fund, L.C.

Simultaneously, on October 17, 2014, CGF entered into a subscription agreement with Comstock Development Services, LC, (“CDS”), an entity wholly-owned by Christopher Clemente, the Chief Executive Officer of the Company, pursuant to which CDS purchased membership interests in CGF (the “Interests”) for an initial aggregate principal amount of $10 million and received additional commitments from members of the Company’s management and board of directors (the “Private Placement”). CGF is offering additional Interests for sale to third party accredited investors, which could increase the total amount of capital raised in the Private Placement to up to $20 million. Collectively, members of the Company’s management and board of directors and third party accredited investors who purchase any Interests in the Private Placement are referred to herein as the “Purchasers” or each as a “Purchaser”.

The Interests are governed by the Operating Agreement of CGF entered into by the Company and each Purchaser (the “Operating Agreement”). The Operating Agreement contains terms and provisions governing CGF, including distributions to the Purchasers, representations and covenants of the Purchasers and the Company, and limitations on liability. In addition, the Operating Agreement provides that the Purchasers are entitled to all distributable cash flow of CGF, primarily consisting of the interest, fees, and curtailment payments made under the Loan. The Company is the manager of CGF but does not own any Interests. In connection with the Private Placement, the Company has agreed to issue warrants (“Warrants,” and each a “Warrant”) to purchase shares of the Company’s Class A Common Stock (the “Class A Common Stock”) to Purchasers other than CDS who purchase an amount of Interests that equal or exceed a minimum investment amount of $100,000. The Warrants represent the right to purchase an aggregate amount of between 500,000 to 1,000,000 shares of the Class A Common Stock, depending upon the investment amount of each Purchaser.

Any Warrants issued to a Purchaser who is a third party accredited investor will have an initial exercise price (subject to certain restrictions as indicated on each Warrant) equal to the average of the closing price of the Class A Common Stock over the 20 trading days preceding the issuance of the Warrant. Any Warrants issued to a Purchaser who is a member of the Company’s management or board of directors will have an initial exercise price representing a premium to the closing price of the Class A Common Stock on the day before the Warrant is issued in accordance with NASDAQ requirements. The exercise price and number of the shares of Class A Common Stock issuable upon the exercise of the Warrants will be subject to adjustment as a result of certain events as described in the Warrants. The Warrants contain a cashless exercise provision. In the event a Purchaser exercises the Warrant on a cashless basis, the number of shares issued will be reduced to reflect the net value of the Warrant and the Company will not receive any proceeds. The Warrants may be exercised at any time prior to October 14, 2019.

The foregoing description of the material terms of the Warrants and the Promissory Note is qualified in its entirety by reference to the full text of the form of Warrant and the Promissory Note, which will be filed as exhibits to the Company’s Form 10-K for the year ending December 31, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02. The Warrants are being offered and sold to Purchasers in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act, and Rule 506(c) promulgated thereunder, and the certificates representing the securities shall bear legends to that effect. Each Purchaser must represent him, her, or itself as an accredited investor (as defined by Rule 501 under the Securities Act) and CGF and the Company shall take reasonable steps to verify such status. The Warrants and the shares of our Class A Common Stock issuable upon the exercise of the Warrants have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2014

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer